Exhibit 10.38

NOTE AGREEMENT

NOTE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Note”), dated as of April 18 2011, by and between MHI Hospitality Corporation, a Maryland corporation (the “Borrower”) and each lender a party hereto from time to time (together with their successors and assigns, each a “Lender”; and collectively, the “Lenders”) and Essex Equity High Income Joint Investment Vehicle, LLC, as agent for the Lenders (the “Agent”).

RECITALS

WHEREAS, the Borrower has requested a senior secured term loan facility and the Lenders have agreed to provide a senior secured term loan facility but only to the extent and on the conditions set forth herein.

WHEREAS, the Borrower will use the proceeds of the Loans (a) to cause its Subsidiary to refinance the mortgage on the Crowne Plaza Jacksonville Riverfront property, (b) to pay its transaction fees and expenses in respect of this Note and the transactions contemplated hereby and (c) to finance ongoing working capital and general corporate needs of the Borrower.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

AGREEMENT

1. Definitions. The following terms have the meanings set forth below:

“Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Agent” has the meaning set forth in the preamble hereto.

“Aggregate Amounts Due” has the meaning set forth in Paragraph 6(c).

“Appraiser” has the meaning set forth in Paragraph 8(a).

“Articles Supplementary” means that certain Articles Supplementary for Series A Cumulative Redeemable Preferred Stock of MHI Corporation.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any Subsidiary of the Borrower), in one transaction or a series of transactions, of all or any part of the businesses of the Borrower or any Subsidiary of the Borrower, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible other than inventory, or other assets sold, leased, subleased, assigned, conveyed, transferred or disposed of in the ordinary course of business.

“Assignee” has the meaning set forth in Paragraph 18.

“Assignment” has the meaning set forth in Paragraph 18.

“Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect or any successive statutes.

“Borrower” has the meaning set forth in the Preamble hereto.

“Business Day” means a day other than Saturday or Sunday or other day on which commercial banks in New York City, New York are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means cash, money, currency or a credit balance in any Deposit Account (as defined in the UCC).

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P 1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change of Control” means, at any time, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 50% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; (b) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Borrower cease to be occupied by Persons who either (i) were members of the board of directors of the Borrower on the Closing Date, or (ii) were nominated for election by the board of directors of the Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (c) any event, transaction or occurrence as a result of which Andrew M. Sims shall for any reason cease to be actively engaged in the day-to-day management of the Borrower in the role such Person serves on the Closing Date, unless an interim or permanent successor reasonably acceptable to the board of directors of the Borrower is appointed within ninety (90) days after the date on which such individual ceases to hold any such office.

“Closing Date” has the meaning set forth in Paragraph 9.

“Collateral” has the meaning set forth in Paragraph 8(b).

“Collateral Documents” means any security agreements and any other documents entered into from time to time (including, without limitation, the Pledge Agreement) in form and substance reasonably satisfactory to the Agent, in order to grant to the Agent, for its benefit and the benefit of the Lenders, a first priority security interest in the Collateral.

“Commission” has the meaning set forth in Paragraph 12(p).

“Commitment Fee” has the meaning set forth in Paragraph 5(b).

“Credit Agreement” means that certain Credit Agreement, dated as of May 8, 2006, among the Borrower, as borrower, Branch Banking Trust Company, and the other parties thereto, as such Credit Agreement shall be amended, restated or otherwise modified from time to time.

“Credit Agreement Collateral” means all of the assets and property of the Borrower or any of its Subsidiaries, whether real, personal or mixed, with respect to which a consensual Lien is granted as security for any obligation under the Credit Agreement and any other loan document entered into in connection therewith.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Event of Default” has the meaning set forth in Paragraph 10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Filings” has the meaning set forth in Paragraph 12(p).

“Funding Notice” shall have the meaning set forth in paragraph 3(a)(ii).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied throughout the period to which reference is made.

“Governmental Body” means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any administrative, judicial, legislative, executive, regulatory, police or taxing authority of any government, whether supranational, national, federal, state, regional, provincial, local, domestic or foreign.

“Hotel Equity Value” has the meaning set forth in Paragraph 8(a).

“Hotel Property” means a hotel (including land, building, improvements, equipment and all related personal property used or useful in connection with such hotel operations) that is owned by the Borrower or a Subsidiary of the Borrower.

“Indebtedness” means, with respect to any Person, without duplication, the following: (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services other than accounts payable and accrued liabilities that would be classified as current liabilities under GAAP (as in effect on the Closing Date) which payables and expenses are incurred in respect of property or services purchased in the ordinary course of business, (c) all obligations of such Person evidenced by notes, bonds, debentures or similar borrowing or securities instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person,

(e) all obligations of such Person as lessee under Capital Leases, (f) all obligations of such Person in respect of banker’s acceptances and letters of credit, (g) all obligations of such Person secured by Liens on the assets and property of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such Capital Stock, (i) all obligations of such Person in respect of any guaranty by such Person of any obligation of another Person of the type described in clauses (i) through (h) of this definition, and (j) all obligations of another Person of the type described in clauses (a) through (i) secured by a Lien on the property or assets of such Person (whether or not such Person is otherwise liable for such obligations of such other Person).

“Intercreditor Agreement” has the meaning set forth in Paragraph 19.

“Interest Period” means consecutive calendar quarterly periods, beginning on the date hereof and ending on the Maturity Date; provided that: (a) the initial Interest Period shall begin on the date hereof and shall end on June 30, 2011 and each subsequent Interest Period will begin on the day following the last day of the preceding Interest Period (with such last day of such preceding Interest Period determined with reference to clauses (b) through (d) below); (b) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to the provisions of clause (d) below, be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (d) below, end on the last Business Day of a calendar month; and (d) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

“Interest Rate” has the meaning set forth in Paragraph 5(a).

“Lenders” has the meaning set forth in the Preamble hereto.

“Lender Indemnified Persons” has the meaning set forth in Paragraph 16(b).

“Lien” means any encumbrance, mortgage, pledge, hypothecation, charge, assignment, lien, restriction or other security interest of any kind securing any obligation of any Person.

“Loans” has the meaning set forth in Paragraph 2.

“Loan Documents” means any of this Note, the Collateral Documents, and all other documents, instruments or agreements executed and delivered by the Borrower for the benefit of each Lender in connection herewith.

“Margin Stock” shall have the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve system, as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and all of its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations hereunder or under of any of the other Loan Documents, or (c) to the extent applicable, the Collateral.

“Maturity Date” means the earliest of (a) the fourth anniversary of the date of this Note, (b) the date as of which all of the Preferred Stock (i) has been or (ii) is required to be, redeemed, repurchased or otherwise acquired for value by the Borrower and (c) the date the Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Collateral Value” has the meaning set forth in Paragraph 8(c).

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) cash payments received by the Borrower and any of its Subsidiaries from such Asset Sale, minus (b) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-affiliates, including without limitation (i) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (iii) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that upon releases of such reserve, the amount released shall be considered Net Asset Sale Proceeds, and (iv) transaction costs of the Borrower and its Subsidiaries.

“Permitted Indebtedness” means the Indebtedness permitted pursuant to Paragraph 14.

“Permitted Liens” means the Liens permitted pursuant to Paragraph 14.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, other legal entities and governmental bodies.

“Pledge Agreement” means the Pledge Agreement and Irrevocable Proxy in the form of Exhibit B.

“Preferred Stock” means the shares of Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Borrower.

“Required Lenders” means, at any time, one or more Lenders having or holding a Loan and/or Term Loan Commitment, and representing more than 50% of the sum of the aggregate Loans and/or Term Loan Commitments of all Lenders.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding (except (i) a dividend payable solely in shares of that class of Capital Stock to the holders of that class or (ii) a dividend or other distribution payable on account of the Preferred Stock), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding (other than any redemption by MHI Hospitality, L.P. of its units in exchange for cash or, at the Borrower’s option, shares of the Borrower’s common stock or redemption of Preferred Stock); (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding other than the Preferred Stock; (d) management or similar fees payable to any shareholder of the Borrower (other than management fees payable to the Borrower’s affiliated management company); and (e) any payments made in the form of compensation (i) to an employee or consultant pursuant to his or her employment agreement or consulting agreement or (ii) to an officer or director of the Borrower as approved by the Borrower’s board of directors.

“Solvent” means, with respect to any Person, that as of the date of determination both (a)(i) the sum of such Person’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured, (iii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (iv) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due, and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” of a person or entity means a corporation, partnership, limited liability company, or other entity in which that person directly or indirectly owns or controls the shares of Capital Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Term Loan” has the meaning set forth in Paragraph 2.

“Term Loan Commitment” has the meaning set forth in Paragraph 2.

“Term Loan Commitment Period” means the period commencing on the Closing Date and ending on the earlier of (i) December 31, 2011, (ii) the date the Term Loan Commitments are fully funded and permanently reduced to zero and (iii) the Maturity Date.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction. All references in this Note to the provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

“Warrant” means that certain Warrant to Purchase Common Stock of MHI Hospitality Corporation dated as of April 18, 2011 issued by the Borrower to the Initial Holders (as defined therein) and any new Warrant to Purchase Common Stock issued thereunder or under any such new Warrant, whether upon the exercise, division, combination or assignment thereof or otherwise.

2. Term Loan.

(a)	Subject to the terms and conditions set forth herein, each Lender agrees during the Term Loan Commitment Period to make term loans (each a “Term Loan” and collectively, the “Loans”) in its respective aggregate amount set forth on Schedule I hereto the “Term Loan Commitment”) to the Borrower. Any principal amount of the Term Loan subsequently repaid or prepaid may not be reborrowed. Each Lender’s Term Loan Commitment shall terminate immediately and without further action upon expiration of the Term Loan Commitment Period. The aggregate principal amount of all Loans shall not exceed $10,000,000.00.

(b)	Each Lender represents, warrants and covenants to the Borrower that it has and will maintain during the Term Loan Commitment Period sufficient capital to fund its pro rata share of the Term Loan Commitment.

3. Borrowing Mechanics; Conditions to each Loan and Manner of Payment.

(a)	Borrowing Mechanics.

(i)	Term Loans shall be made in an aggregate minimum amount of $500,000, and integral multiples of $500,000 in excess of that amount.

(ii)	Whenever the Borrower desires the Lenders to make a Term Loan, the Borrower shall deliver to each Lender a written notice setting forth a request for a Term Loan and the principal amount of the Term Loan (such notice, a “Funding Notice”) no later than 11:00 a.m. (New York City time) at least three Business Days in advance of the proposed borrowing date, which borrowing date shall be a Business Day.

(iii)	Notice of receipt of each Funding Notice in respect of Term Loans, together with the amount of each Lender’s pro rata share thereof, shall be provided by the Borrower to each Lender.

(iv)	Each Lender shall make the amount of its Term Loan available to the Borrower no later than 4:00 p.m. (New York City time) on the applicable borrowing date by wire transfer of same day funds in U.S. dollars; it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder nor shall any Term Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder.

(b)	Conditions to each Loan. The obligation of each Lender to make any Loan, on any date, including the Closing Date, is subject to the satisfaction, or waiver of the following conditions precedent:

(i)	each Lender shall have received a fully executed and delivered Funding Notice;

(ii)	after making the Term Loans requested on such date, the Term Loans outstanding shall not exceed the Term Loan Commitments then in effect;

(iii)	as of such date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

(iv)	as of such date, no event shall have occurred and be continuing or would result from the borrowing of the applicable Loan that constitutes an Event of Default or a Default.

4. Payment of Principal.

(a)	Maturity Date. Unless due earlier due to the occurrence of an Event of Default or pursuant to the provisions of Paragraphs 4(b) and 4(c) below, the outstanding principal amount of the Loans shall be payable in full on the Maturity Date.

(b)	Optional Prepayment. The Borrower may, upon at least one (1) Business Day’s notice to the Lenders, prepay the Loans in part or in full at any time and from time to time without penalty.

(c)	Mandatory Prepayment

(i)	Asset Sales. No later than the second Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, the Borrower shall permanently prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that such prepayment shall not be required to the extent that the Net Asset Sale Proceeds are from an Asset Sale of the Credit Agreement Collateral.

(ii)	Issuance of Equity Securities. Except as set forth in the Articles Supplementary, no later than the second Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any cash proceeds from a capital contribution to, or the issuance or sale of Capital Stock of the Borrower or any of its Subsidiaries (other than Capital Stock issued pursuant to any employee stock or stock option compensation plan) the Borrower shall permanently prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(iii)	Issuance of Debt. No later than the second Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any cash proceeds from the incurrence of any Indebtedness of the Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Paragraph 14), the Borrower shall permanently prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, which prepayment shall be applied to permanently prepay the Loans. The provisions of this paragraph (iii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Note.

(iv)	Trigger Event. Except as set forth in the Articles Supplementary, following the occurrence of a “Trigger Event” (as such term is defined in the Articles Supplementary), the Borrower shall permanently prepay the Loans and all other obligations outstanding under this Note on or before the later of the expiry of the Initial Period and the expiry of the Final Period (each as defined in the Articles Supplementary), and in any event prior to the redemption of the Preferred Stock in accordance with Section 10 of the Articles Supplementary.

(v)	Term Loan Commitment Reduction. In the event the Borrower receives proceeds pursuant to a transaction described in clauses (i), (ii), (iii) or (iv) of Paragraph 4(c), the Term Loan Commitment shall be reduced by an amount equal to the amount of the proceeds from such transaction.

(d)	Manner of Payment. All payments of amounts due under this Note shall be made to each Lender not later than 1:00 p.m. New York City time on the day when due by wire transfer of immediately available funds in accordance with the wire transfer instructions for the Lenders delivered in writing to the Borrower. Whenever any payment hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

5. Payment of Interest and Fees.

(a)	Interest. The interest rate shall be 9.25% per annum (the “Interest Rate”). Each Loan shall bear interest on the unpaid principal amount thereof from the date such Loan is made through the date of repayment of such Loan (whether at maturity, by acceleration or otherwise) at a rate per annum equal to the Interest Rate. Interest on the outstanding principal amount of this Note shall be due and payable in arrears on (i) the first day of each Interest Period, (ii) the date of termination of the Loans pursuant to Paragraphs 4(b) and 4(c), and (iii) on the Maturity Date. Interest hereunder shall be calculated on the basis of a 360-day year and the actual number of days elapsed. Upon the occurrence and during the continuance of an Event of Default described in Paragraph 10, the principal amount of all Loans and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including, without limitation, interest, as provided in this Note, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the Loans. Payment or acceptance of the increased rates of interest provided for in this Paragraph 5(a) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Lender.

(b)	Commitment Fee. The Borrower agrees to pay to the Lenders an unused commitment fee (the “Commitment Fee”) equal to (i) the average of the daily difference between (A) the Term Loan Commitment, and (B) the aggregate principal amount of outstanding Term Loans times (ii) a rate equal to 0.50% per annum. The Commitment Fee shall be calculated on the basis of a 360-day year and the actual numbers of days elapsed and shall be payable quarterly in arrears on each Interest Payment date.

6. Evidence of Debt; Notes; Ratable Share

(a)	Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender, including the amounts of the Loans owed to it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of any applicable Loans.

(b)	Promissory Notes. If so requested by any Lender by written notice to the Borrower prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender a promissory note, in the form of Exhibit A to evidence such Lender’s Loans.

(c)	Ratable Share. Each Lender hereby agrees among themselves that if any of them shall, whether by voluntary prepayment, through the exercise of any right of setoff or banker’s lien, by counterclaim or cross-action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

7. Use of Proceeds. The Borrower shall use the proceeds of the Loans (a) to cause its Subsidiary to refinance the mortgage with AFL-CIO Building Investment Trust on the Crowne Plaza Jacksonville Riverfront property, (b) to pay its transaction fees and expenses in respect of the Loan Documents and (c) to finance ongoing working capital and general corporate needs of the Borrower. No part of the proceeds of the Loans borrowed hereunder will be used for the purpose of buying or carrying any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock, in either case in a manner which would violate or conflict with Regulations T, U or X of the Board of Governors of the Federal Reserve System.

8. Obligations Secured. To secure the repayment of the Loans and all obligations together with all modifications, extensions and renewals thereof:

(a)	Upon the refinancing and/or repayment of the outstanding secured Indebtedness of any Subsidiary which directly owns a Hotel Property theretofore constituting Credit Agreement Collateral, the Borrower shall engage an independent real estate appraisal firm of recognized national standing in the field of hotel valuation (the “Appraiser”) to determine the fair market value of such Hotel Property. The Borrower shall instruct the Appraiser to render its determination in a written report and shall use its commercially reasonable efforts to cause the Appraiser to render such determination within forty-five (45) days from such refinancing and/or repayment. The fees and expenses of the Appraiser shall be paid by the Borrower. The valuation (or, if a range, the mean valuation) determined by the Appraiser for such Hotel Property, less the amount of any mortgage thereon (other than a mortgage to the Agent for the benefit of the Lenders), shall be the “Hotel Equity Value” for such Hotel Property. Thereafter, the Borrower shall (and shall cause the applicable Subsidiary to), at the option of the Lenders, grant a security interest to the Agent for itself and for the benefit of the Lenders, (i) in all of the Capital Stock of such Subsidiary and any and all additions, substitutions, dividends, distributions (in the form of cash, property, stock or other securities) and other rights related or in addition to the foregoing, and any and all proceeds therefrom, or (ii) on any unencumbered Hotel Property of such Subsidiary on a first priority basis.

(b)	To the extent that (i) assets comprised of Hotel Properties that do not constitute Credit Agreement Collateral become unencumbered or (ii) the Borrower succeeds in procuring, without condition or cost to the Borrower, all third-party consents or waivers necessary to permit a pledge of the Capital Stock of the Subsidiary owning such Hotel Property, then the Borrower shall cause the Appraiser to determine the Hotel Equity Value of such Hotel Properties in accordance with the procedure outlined in Paragraph 8(a). Thereafter, the Borrower shall (and shall cause the applicable Subsidiary to) grant a security interest to the Agent for itself and for the benefit of the Lenders (A) in the case of (i) above, in any unencumbered Hotel Property of such Subsidiary on a first priority basis, or (B) in the case of (ii) above, in all of the Capital Stock of the Subsidiary and any and all additions, substitutions, dividends, distributions (in the form of cash, property, stock or other securities) and other rights related or in addition to the foregoing, and any and all proceeds therefrom. Assets in which a security interest is granted to the Agent and the Lenders pursuant to Paragraph 8(a) or this Paragraph 8(b) are herein referred to collectively as the “Collateral”).

(c)

Notwithstanding anything to the contrary herein, in the event that Collateral is comprised of two or more Hotel Properties, then the aggregate amount of Hotel Equity Value of the Hotel Properties constituting Collateral shall not exceed (except to the extent that a Hotel Property cannot be divided then the Maximum Collateral Value may be exceeded to the extent of such Hotel Property Equity Value) a value of four times the sum of the undrawn Term Loan Commitments and the aggregate principal amount of outstanding Term Loans (the “Maximum Collateral Value”), then, the Agent shall take such actions reasonably requested by the Borrower and at the cost and expense of the Borrower, to release the Liens on Collateral in order to effect the release of the Hotel Equity Value of the Hotel Properties constituting Collateral that is in excess of the Maximum Collateral Value to the extent of such excess Hotel Equity Value but not below the Maximum Collateral Value. For the avoidance of doubt, to the extent the release of Collateral would cause the Hotel Equity Value of the Hotel Properties constituting Collateral to be below the Maximum Collateral Value then such release shall not occur. Following such release, and until such time that the Hotel Equity Value of the Hotel Properties constituting Collateral no longer exceeds the Maximum Collateral Value, the provisions of Paragraphs 8(a) and 8(b) shall not apply during such period. At any time following such release, if (i) the Collateral is no longer comprised of two or more Hotel Properties or (ii) the Hotel Equity Value of the Hotel Properties constituting Collateral is less than the Maximum Collateral Value, then the Borrower shall grant Liens to the Agent (for itself and for the benefit of the Lenders) in accordance with Paragraphs 8(a) and 8(b) to the extent necessary to cause the Collateral to be comprised of not less than two Hotel Properties and the Hotel Equity Value of the Hotel Properties constituting Collateral to be in an amount not in excess (except to the extent that a Hotel Property cannot be divided then the Maximum Collateral Value may be exceeded to the extent of such Hotel Property Equity Value) of the Maximum Collateral Value. For purposes of determining Hotel Equity Value and Maximum Collateral value for this Paragraph 8(c), the following shall apply: either the Borrower or the Agent may, solely at its own cost and expense, engage from time to time an Appraiser to determine the Hotel Equity Value for one or more Hotel Properties (provided that a determination by an Appraiser pursuant to this Paragraph 8(c) shall not be made with respect to a given Hotel Property more than once in any twelve (12) month period), and the valuation resulting from the most recent such appraisal shall be the Hotel Equity Value used for purposes of this Paragraph 8(c).

(d)	Notwithstanding the provisions of Paragraph 8(a) and 8(b) above, in any case where such provisions would otherwise entitle the Agent to obtain a first priority mortgage lien on an unencumbered Hotel Property, the Borrower shall have a period of ninety (90) days from the date as of which such Hotel Property became unencumbered, at the Borrower’s option, either (i) to grant such first priority mortgage lien to the Agent (for itself and for the benefit of the Lenders) or (ii) to prepay the Loans in full from the proceeds of new third-party mortgage financing obtained in respect of such Hotel Property.

(e)	In the event that, pursuant to the operation of this Paragraph 8, the Agent (for itself and for the benefit of the Lenders) obtains a first priority mortgage lien on all Hotel Properties owned by a Subsidiary, the Capital Stock of which is pledged in favor of the Agent, such pledge of Capital Stock shall terminate and be released.

(f)

At such time as the Collateral shall be available to the Agent and the Lenders, the Borrower shall take all such actions with respect to such newly granted Liens at the cost and expense of the Borrower, including, without limitation, delivery of the Collateral Documents and any certificated Capital Stock to the Agent, the filing of any necessary UCC financing statements and any legal opinions of counsel to the Borrower with respect to the creation and perfection of such Liens in form reasonably satisfactory to the Agent.

9. Closing Conditions. The agreement of the Lenders to make the Loans is subject to the satisfaction prior or concurrently with the making of such Loans of the conditions precedent set forth in this Paragraph 9 (the date that all such conditions have been satisfied hereinafter referred to as the “Closing Date”):

The Lender shall have received:

(a)	Note. This Note, executed and delivered by a duly authorized officer of each of the parties hereto;

(b)	Secretary’s Certificate. The Lenders shall have received a certificate of the secretary or assistant secretary of the Borrower with respect to (i) the certificate of incorporation of the Borrower as amended or amended and restated to date, (ii) the bylaws of the Borrower, as amended or amended and restated to date, (iii) the resolutions of the board of directors, approving each Loan Document to be delivered by the Borrower under the Loan Documents and the performance of the obligations of the Borrower thereunder, and (iv) the names and true signatures of the officers of the Borrower or such other persons authorized to sign each Loan Document to which the Borrower is a party and the other documents to be delivered by it under the Loan Documents.

(c)	Good Standing Certificates. The Lenders shall have received a good standing certificate from the applicable Governmental Body of the Borrower’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.

(d)	Opinion of Counsel. The Lenders shall have received an originally executed copy of the favorable written opinions of Baker & McKenzie LLP, counsel for the Borrower, in the form of Exhibit C as to such other matters as the Lenders may reasonably request, dated as of the Closing Date, and otherwise in form and substance satisfactory to the Lenders.

(e)	No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Body that, in the reasonable opinion of the Lenders, singly or in the aggregate, materially impairs any of the transactions contemplated by the Loan Documents, or that could have a Material Adverse Effect.

(f)	No Material Adverse Effect. No Material Adverse Effect shall have occurred after giving effect to the Loans made on the Closing Date.

(g)	Preferred Stock. The Borrower shall have received capital in the amount of $25,000,000 from the issuance of Preferred Stock, the terms of which shall be substantially similar to Exhibit D.

10. Event of Default. In the event:

(a)	that the Borrower fails to pay the principal of or interest on this Note when due under this Note;

(b)	that any representation, warranty or certification made by the Borrower in this Note, any other Loan Document, or in any document executed or delivered from time to time relating to this Note or any other Loan Document is materially untrue, misleading or incomplete in its recital of any facts at the time as of which representation, warranty or certification, as the case may be, is made;

(c)	that the Borrower shall fail to comply with any other covenant contained in this Note or any other Loan Document and such failure continues uncured for a period of thirty (30) days;

(d)	to the extent applicable, that there exists an Event of Default under any of the Collateral Documents;

(e)	(i) of the failure of the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness in an individual principal amount of $500,000 or more or with an aggregate principal amount of $1,000,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) of the breach or default by the Borrower or any of its Subsidiaries with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (e)(i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item of Indebtedness, in each case (x) not waived by the applicable holder or holders of such Indebtedness and (y) beyond the grace period, if any, provided therefor, if as a result of such breach or default, (1) the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders), declares an “event of default” with respect to such Indebtedness or agreement, (2) such “event of default” continues to exist, and (3) such Indebtedness becomes due and payable (or redeemable) prior to its stated maturity;

(f)	(i) either this Note or any other Loan Document shall cease to be in full force and effect or shall be declared null and void, (ii) only to the extent applicable, the Agent for itself and on behalf of the Lenders shall not have or shall cease to have a valid and perfected lien, pledge, security interest or claim on any collateral purported to be covered by any of the Collateral Documents with the priority required by the Collateral Documents, (iii) the Borrower or any of its Subsidiaries shall contest the validity or enforceability of any of this Note or any other Loan Document, or (iv) the Borrower shall repudiate its obligations under this Note or any other Loan Document;

(g)	that any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $500,000 or (ii) in the aggregate at any time an amount in excess of $1,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any or its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days (or in any event later than 5 days prior to the date of any proposed sale thereunder);

(h)	that there is a Change of Control; or

(i)	of the voluntary or (unless stayed within sixty (60) days following commencement) involuntary bankruptcy, receivership, liquidation, insolvency, reorganization, arrangement, assignment for the benefit of creditors or similar proceedings (or upon filing of a petition or notice therefor) involving or affecting any Borrower

(any such event set forth in clauses (a), (b), (c), (d), (e), (f), (g), (h) or (i) above being, an “Event of Default”), then the Agent may, and at the request of the Required Lenders shall, at its option:

(i)	with respect to clauses (a) through (h), accelerate the maturity of this Note and declare this Note to be due and payable in full, whereupon the entire balance of this Note, including accrued and unpaid interest hereon (including any interest fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued, whether or not a claim is allowed for such interest, fees or expenses in any bankruptcy proceeding), shall forthwith mature and become due and payable and the Term Loan Commitments shall terminate; provided, however, that upon the occurrence of any event in (i) above, this Note shall automatically, and without any notice, be accelerated and the entire principal hereof and all other amounts hereunder shall become immediately due and payable and the Term Loan Commitments shall automatically terminate;

(ii)	to the extent available, exercise all rights and remedies in respect of the Collateral available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral), by law or otherwise;

(iii)	(i) initiate legal proceedings to compel the Borrower to cause or cause the judicial enforcement of (x) the implementation of an equity issuance and/or (y) the exercise of commercially reasonable efforts to pursue a negotiated, arm’s-length sale of any Hotel Property of a Subsidiary who owns a Hotel Property; and

(iv)	exercise any and all other rights and remedies it may have under other agreements and under applicable law.

11. Additional Terms. The Borrower hereby (a) agrees to pay all costs of collection, including without limitation, reasonable attorneys’ fees, if the principal of or interest on this Note is not paid in full upon demand, (b) waives presentment for payment, protest and demand, notice of non-payment, notice of protest, demand, dishonor, non-payment, default, acceleration, intent to accelerate, diligence in collecting this Note and all other presentments, notices, demands and acts that otherwise might condition or restrict a right to immediate payment of this Note upon demand, (c) shall make all payments hereunder immediately upon demand without any set-off, counterclaim, defenses, withholding (for taxes or otherwise), or reduction of any kind, and (d) agrees that each Lender, at its sole option, may apply any amounts otherwise due to the Borrower by the Lenders to the payment of this Note.

12. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Lenders as follows:

(a)	Existence and Power. Each of the Borrower and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Note and the other Loan Documents and to consummate the transactions contemplated hereby and thereby.

(b)	Authorization; Binding Effect. The execution and delivery by the Borrower of this Note and the other Loan Documents, the performance by the Borrower of its obligations under this Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all necessary action on the part of the Borrower. This Note and the other Loan Documents are the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, except that such enforcement (i) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

(c)	Contravention. Neither the execution, delivery and performance of this Note and the other Loan Documents by the Borrower nor the consummation of the transactions contemplated hereby by the Borrower will (with or without notice or lapse of time or both) (i) violate or breach any provision of any Borrower’s organizational or governing documents, (ii) violate or breach any statute, law, rule, regulation or order by which the Borrower or any of its assets or properties, may be bound or affected, or (iii) breach or result in a default under, result in the acceleration of, or give rise to a right of termination, cancellation, modification or acceleration or require any notice under, any material contract or agreement to which the Borrower is a party or by which the Borrower or any of its assets or properties may be bound or affected.

(d)

Consents. All approvals, consents, authorizations or orders of, notices to or registrations or filings with, or any other action by, any governmental authority or other person or entity have been obtained which are required in connection with

(i) the due execution and delivery by the Borrower of this Note and the other Loan Documents and the performance of the Borrower’s obligations hereunder and thereunder, (ii) the consummation of the transactions contemplated hereby by the Borrower, and (iii) the exercise by the Lenders of their rights and remedies under this Note and the other Loan Documents.

(e)	Laws and Taxes. The Borrower and its Subsidiaries are in material compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon the Borrower and its Subsidiaries by any law or by any Governmental Authority. The Borrower and its Subsidiaries have filed all required tax returns and reports that are now required to be filed by them in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon the Borrower, its Subsidiaries or their respective assets, including unemployment, social security, and real estate taxes. The Borrower and its Subsidiaries have paid all taxes which are now due and payable, or, with respect to those taxes which are being contested in good faith, the Borrower and its Subsidiaries have made an appropriate reserve on their respective financial statements for the same. No taxing authority has asserted or assessed any additional tax liabilities against the Borrower and its Subsidiaries which are outstanding on this date, and the Borrower and its Subsidiaries have filed for any extension of time for the payment of any tax or the filing of any tax return or report.

(f)	Title. Each of the Borrower and its Subsidiaries has good and marketable title to their respective assets reflected on the most recent consolidated balance sheet submitted to the Lenders, free and clear from all Liens, except for Permitted Liens.

(g)	Defaults. The Borrower and its Subsidiaries are in compliance with all material agreements applicable to them and there does not now exist any default or violation by the Borrower and its Subsidiaries of or under any of the terms, conditions or obligations of (a) its articles of incorporation, or by-laws or (b) any other material contract, agreement or instrument to which the Borrower and its Subsidiaries are a party or by which they are bound.

(h)	Solvency. The Borrower and each Subsidiary is Solvent.

(i)	Absence of Material Adverse Effect. There has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since December 31, 2010.

(j)	Litigation. There are no legal or other proceedings or investigations pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or regulatory authority which would, if adversely determined, alone or together, have a Material Adverse Effect.

(k)	Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default.

(l)	Absence of Other Defaults. The Borrower and its Subsidiaries are not in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party (by successor in interest or otherwise) or by which it is bound, or any other agreement or other instrument by which any of their properties or assets owned by them or used in the conduct of their business is affected, which individually or in the aggregate would have a Material Adverse Effect.

(m)	Margin Regulations. The Borrower and its Subsidiaries are not engaged in the business of extending credit to others for the purpose of buying or carrying Margin Stock. Neither the making of the Loans nor any use of proceeds of any such Loans will violate or conflict with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

(n)	Exchange Act Filings; etc. The Borrower has filed or furnished in a timely manner all reports and other information required to be filed (“Filings”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act. On their respective dates of filing or furnishing, the Filings complied in all material respects with the requirements of the Exchange Act, and the published rules and regulations of the Commission promulgated thereunder. On their respective dates of filing or furnishing, the Filings did not include any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and all financial statements contained in the Filings fairly present the financial position of the Borrower and its Subsidiaries on and as of the dates referenced in such statements and the results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods involved and prior periods, except as otherwise indicated in the notes to such financial statements. None of the representations or warranties of the Borrower contained in the Loan Documents are untrue or incorrect in any material respect when made and on the Closing Date.

13. Affirmative Covenants. The Borrower covenants and agrees that until payment in full of all obligations under this Note, the Borrower shall perform all the following covenants:

(a)

Financial Reporting. The Borrower shall furnish to the Lenders: (i) as soon as available but in any event, within ninety (90) days after the close of each fiscal year of the Borrower, the audited consolidated financials of the Borrower and its Subsidiaries for such fiscal year, certified by its accountants; (ii) within one Business Day of filing any Filing with the Commission, a copy of such Filing; (iii) as soon as available but in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, the unaudited consolidated financials of the Borrower and its Subsidiaries for such quarter, certified by their chief financial officer pursuant to a financial officer certification; (iv) as soon as available but in any event within thirty (30) days after the end of each fiscal month, the unaudited consolidated financials of the Borrower and its Subsidiaries for such month, certified by their chief financial officer pursuant to a financial officer certification; (v) together with the quarterly unaudited and annual audited consolidated financials, a certificate of the Borrower’s chief financial officer certifying that no Default or Event of Default has occurred, or if a Default or an Event of Default has occurred, the actions taken by the Borrower with respect thereto; and (vi) any other information or reports supplied to any of the Borrower’s other lenders, including but not limited to the quarterly financial covenant compliance report with supporting detailed calculations attached.

(b)	Books and Records. The Borrower shall keep true and accurate books of account in accordance with GAAP and shall permit the Lenders and/or any of their designated representatives, upon reasonable notice and at the expense of the Borrower, to visit and inspect the premises of the Borrower and its Subsidiaries to examine the books of account of the Borrower (and to make copies and/or extracts therefrom) and to discuss the affairs, finances and accounts of such persons with, and to be advised as to the same by, the officers of such persons and to be advised as to such or other business records upon the request of the Lenders.

(c)	Legal Existence. The Borrower shall maintain its corporate/legal existence and business, maintain its assets in good operating conditions and repair (subject to ordinary wear and tear), keep its business and assets adequately insured, maintain its chief executive office in the United States, continue to engage in the same lines of business, and comply in all material respects with all legal regulations, including, without limitation, ERISA and environmental laws.

(d)	Notice of Defaults. The Borrower shall notify the Lenders promptly in writing (i) of the occurrence of any Default or Event of Default, (ii) of its obtaining knowledge of any noncompliance with ERISA or any environmental law or proceeding in respect thereof which could have a material adverse effect on such person, (iii) of any change of address of the Borrower, (iv) of the Borrower’s obtaining knowledge of any threatened or pending litigation or similar proceeding affecting it involving claims in excess of $100,000 in the aggregate or any material change in any such litigation or proceeding previously reported, (v) of the Borrower’s obtaining knowledge of claims in excess of $100,000 in the aggregate against any of its assets or properties and (vi) of any new or change, amendment, modification or supplement in any management contract between MHI Hotels Services LLC or any successor or assigns along with a copy of such new, changed, amended, modified or supplemented management agreement.

(e)	Use of Proceeds. The Borrower shall use the proceeds of the Loans only as permitted by Paragraph 7 hereof.

(f)	Cooperation. The Borrower shall cooperate with the Lenders, take such action, execute such documents, and provide such information as the Lenders may from time to time reasonably request in order further to effect the transactions contemplated by and the purposes of the Loan Documents.

(g)	Taxes. The Borrower shall pay when due (including any extension thereof) all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a Lien upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if the Lenders are notified in advance of such contest and if the Borrower establishes an adequate reserve or other appropriate provision required by GAAP.

(h)	Compliance with Laws. The Borrower shall comply with all federal, state and local laws, regulations and orders applicable to the Borrower and its Subsidiaries or their assets in all respects material to the Borrower’s and its Subsidiaries’ business or assets and shall immediately notify the Lender of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by the Borrower and any of its Subsidiaries regarding to any environmental or safety and health rule, regulation, statute, ordinance or law. The Borrower shall obtain and maintain any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the conduct of its business and as may be required from time to time by applicable law.

(i)	Further Assurances. The Borrower shall promptly, upon request by the Lenders, correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation of the Loan Document. Promptly upon request by the Lenders, the Borrower shall execute, acknowledge, deliver, record, file and register, any and all such further acts, deeds, conveyances, documents, when available to be delivered pursuant to Paragraph 8, the Collateral Documents (together with any additional security agreements, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements contemplated thereby) and continuations, notices of assignment, transfers, certificates, assurances and other instruments as the Lenders may require from time to time in order to carry out more effectively the purposes of each Loan Document.

14. Certain Negative Covenants. Until payment in full of all obligations under this Note, the Borrower will not and shall cause its Subsidiaries to not:

(a)	Indebtedness. Incur or create any Indebtedness other than as set forth on Schedule 14(a) (“Permitted Indebtedness”);

(b)	Liens. Mortgage, assign, pledge, transfer or otherwise permit any Lien other than as set forth on Schedule 14(b) (“Permitted Liens”).

(c)	Merger; Disposition or Acquisition of Assets. (a) merge or consolidate with any entity; (b) amend or change its articles of incorporation, articles of organization or code of regulations/bylaws, in each case, in a manner that has a material adverse effect on the Borrower’s ability to perform its obligations under any Loan Document; (c) except with respect to the disposition of one or more Hotel Properties, sell, lease, transfer or otherwise dispose of, or grant any Person an option to acquire, or sell and leaseback, all or any substantial portion of its assets, whether now owned or hereafter acquired (in each case other than in the ordinary course of business); provided that the Net Asset Sale Proceeds from the disposition of Hotel Properties shall be applied pursuant to Paragraph 4(c)(i); or (d) acquire, purchase or otherwise obtain assets or property, including shares of Capital Stock, other than in the ordinary course of business and in any event in amount in excess of $2,000,000.

(d)	Fiscal Year; Fiscal Quarter. The Borrower shall not change its or any of its Subsidiaries’ fiscal year or fiscal quarter without the prior written consent of the Lenders.

(e)	Restricted Payments. Neither the Borrower nor any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except (i) as required by the Internal Revenue Code of 1986, as amended, to maintain its status as a Real Estate Investment Trust, (ii) Restricted Payments by a wholly-owned direct or indirect Subsidiary of the Borrower to its immediate parent entity and (iii) other Restricted Payments so long as at the time of, and after giving effect to such Restricted Payment, the Borrower has at least $10,000,000 in Cash or Cash Equivalents (provided that for purposes of this Paragraph 14(e), up to $5,000,000 in the undrawn Term Loan Commitments may be included in the calculation of Cash at any time).

(f)	No Amendment to Credit Agreement. The Borrower shall not, and shall not permit any “Loan Party” (as defined in the Credit Agreement) or other Subsidiary to, amend, supplement, restate or otherwise modify any terms of any Loan Document (as defined in the Credit Agreement) that could reasonably be expected to be materially adverse to the interests of the Agent and the Lenders without the prior written consent of the Required Lenders. For the avoidance of doubt, such terms would include, without limitation, changes to any of the following: maturity date, interest rate, collateral amount of debt, default provisions or default remedies.

(g)	Subsidiaries. The Borrower shall not form, or cause to be formed, any other Subsidiary if the formation of such Subsidiary would have a material adverse effect on the Lenders.

15. Taxes; Withholding, etc.

(a)	Payments to Be Free and Clear. All sums payable by the Borrower under this Note shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any tax imposed, levied, collected, withheld or assessed by or within any governmental authority.

(b)	Withholding of Taxes. If the Borrower is required by law to make any deduction or withholding on account of any tax from any sum paid or payable by the Borrower to the Lenders under this Note, (i) the Borrower shall notify the Lenders of any such requirement or any change in any such requirement as soon as such Borrower becomes aware of it, (ii) the Borrower shall pay any such tax before the date on which penalties attach thereto, such payment to be made for its own account, and (iii) the sum payable by the Lenders in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Lenders receive on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made.

16. Expenses; Indemnification.

(a)	Expenses. The Borrower agrees to promptly pay (i) all the actual and reasonable costs and expenses of the administration of this Note, the Loan Documents and all other documents, instruments or agreements executed and delivered by Borrower for the benefit of any Lender in connection herewith, and any amendments, consents, waivers or other modifications to this Note, the Loan Documents and such other documents, instruments or agreements executed and delivered by the Borrower for the benefit of any Lender in connection herewith, including, without limitation, the reasonable fees, expenses and disbursements of counsel to the Lenders, and (ii) after the occurrence of a Default, all costs and expenses, including attorneys’ fees and costs of settlement, incurred by the Lenders in enforcing any obligations under this Note or in collecting any payments due from the Borrower under this Note by reason of such Default or in connection with any refinancing or restructuring of this Note provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

(b)	Indemnification. The Borrower shall indemnify the Lenders and their respective affiliates, shareholders, partners, managers, members, directors, officers, employees, agents and affiliates (collectively, the “Lender Indemnified Persons”) against and hold each Lender Indemnified Person harmless from any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses) that the Lender Indemnified Persons may suffer or become subject to arising out of or in connection with this Note, the use of proceeds hereof or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Lender Indemnified Person is a party thereto. No Lender Indemnified Person shall be liable for any indirect or consequential damages in connection with its obligations hereunder or its activities related to this Note.

17. Successors and Assigns. This Note will be binding upon and inure to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto. This Note may not be assigned by the Borrower hereto without the prior written consent of the Lenders. Any assignment or attempted assignment in contravention of Paragraph 17 will be void ab initio and will not relieve the assigning party of any obligation under this Note.

18. Assignments and Participations. Commencing on the third anniversary of the date hereof, each Lender may assign (each, an “Assignment”) to one or more Persons (each, an “Assignee”) all or a portion of its rights and obligations under this Note (including all or a portion of such Lender’s Loans and Term Loan Commitment, as the case may be); provided that: (1) such Assignee acknowledges the terms of the Intercreditor Agreement and agrees to be bound by the terms of the Intercreditor Agreement pursuant to an agreement reasonably satisfactory to the Credit Agreement Agent (as defined in the Intercreditor Agreement) and (2) no Assignment shall be made to the Borrower or any of its affiliates. Each Assignment shall be subject to the following:

(a)	Consent. Assignments shall be subject to the prior written consent of the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender or an affiliate of a Lender or, if an Event of Default has occurred and is continuing; or

(b)	Minimum Transfer. Except in the case of an Assignment to a Lender or an affiliate of a Lender the amount of the Loan of the assigning Lender subject to each such Assignment (determined as of the date of the Assignment) shall not be less than $1,000,000 or an assignment of the entire remaining amount of the assigning Lender’s Loan (if less than $1,000,000) unless the Borrower otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(c)

Participations. Each Lender may sell participations to one or more Persons (other than to the Borrower or any of its affiliates) in all or a portion of such Lender’s rights and obligations under this Note (including all or a portion of such Lender’s Loans and Term Loan Commitment, as the case may be); provided that (i) such Lender’s obligations under this Note shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrower for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Note. Any agreement or instrument pursuant to which such Lender sells a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver to (i) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect, (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Note or (iii) when applicable, release all or substantially all of the Collateral supporting the Loans hereunder.

19. Intercreditor Agreement. The terms of this Note and the indebtedness evidenced by this Note are subject to that certain Intercreditor Agreement dated as of April 18, 2011 (the “Intercreditor Agreement”) by the Borrower and Lenders in favor of the Credit Agreement Agent and the Credit Agreement Lenders referred to in such Intercreditor Agreement

20. Miscellaneous.

(a)	Notices. Except as otherwise expressly provided herein, all notices and other communications made or required to be given pursuant to this Note shall be made in writing and delivered personally, by overnight courier or by registered mail to the parties at the following address or sent by facsimile, with confirmation received, to the facsimile number specified below (or at such other address or facsimile number as will be specified by a party by like notice given at least five calendar days prior thereto). All notices, requests, demands and other communications will be deemed delivered when actually received.

If to the Borrower, at:

MHI Hospitality Corporation

410 W. Francis Street

Williamsburg, Virginia 23185

Attn: David R. Folsom and Patrick Fiel, Esq.

Telephone: (757) 229-5648

Facsimile: (757) 564-8801

With a copy to:

Baker & McKenzie LLP

815 Connecticut Avenue, NW

Washington, D.C. 20006-4078

Attn: Thomas J. Egan, Esq.

Telephone:   +1 202 452 7050

Facsimile:   +1 202 416 6955

If to the Lenders, at:

c/o Essex Equity Capital Management, LLC

375 Hudson Street, 12th Floor

New York, New York 10014

Attn: Ryan Taylor

Telephone:    (646) 833-3258

Facsimile:     (866) 758-8541

with a copy to:

Richards Kibbe & Orbe LLP

One World Financial Center

New York, New York 10281

Attn: Larry G. Halperin, Esq.

Telephone:    (212) 530-1800

Facsimile:     (212) 530-1801

(b)	Counterparts. This Note may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

(c)	Amendments. This Note may not be amended, modified or waived except by an instrument in writing signed on behalf of each of the parties hereto.

(d)	Governing Law. This Note will be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within such jurisdiction, without reference to conflicts of laws provisions.

(e)	Entire Agreement. This Note and the Loan Documents contain and constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

(f)	Severability. If any term or other provision of this Note is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Note will nevertheless remain in full force and effect.

(g)	No Third-Party Rights. This Note is not intended, and will not be construed, to create any rights in any parties other than the Borrower and the Lenders, and no person or entity may assert any rights as third-party beneficiary hereunder.

(h)	Submission to Jurisdiction. Each of the Borrower and the Lenders hereby (i) agrees that any action, suit or proceeding with respect to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts, (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action, suit or proceeding in those jurisdictions, and (iv) irrevocably consents to the service of process of any of the courts referred to above in any action, suit or proceeding by the mailing of copies of the process to the parties hereto as provided in Paragraph 19(a) above.

(i)	Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDERS HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS NOTE AND AGREES THAT ANY ACTION, SUIT OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(j)	Ambiguities. This Note was negotiated between legal counsel for the parties and any ambiguity in this Note will not be construed against the party who drafted this Note.

(k)	No Waiver; Remedies. No failure or delay by any party in exercising any right, power or privilege under this Note will operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

(l)	Patriot Act. The Lenders hereby notify the Borrower that pursuant to the requirements of the Act, they may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify Borrower in accordance with the Act.

(m)

Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lenders and each of their respective affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Note or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Note or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of the Lender and its affiliates under this Paragraph are in addition to other rights and remedies (including other rights of setoff) that the Lenders or their respective affiliates may have. The Lenders agree to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

[signature page follows on next page]

BORROWER:	MHI HOSPITALITY CORPORATION

	By:	/s/ David R. Folsom
Name: David R. Folsom
Title: President and COO

SIGNATURE PAGE TO NOTE AGREEMENT

LENDER:	ESSEX EQUITY HIGH INCOME JOINT INVESTMENT VEHICLE, LLC

By: Essex Equity Capital Management, LLC, the Investment Manager

	By:	/s/ John Liu
	Name:	John Liu
	Title:	Chief Executive Officer

AGENT:	ESSEX EQUITY HIGH INCOME JOINT INVESTMENT VEHICLE, LLC

By: Essex Equity Capital Management, LLC, the Investment Manager

	By:	/s/ John Liu
	Name:	John Liu
	Title:	Chief Executive Officer

SIGNATURE PAGE TO NOTE AGREEMENT

SCHEDULE I

LENDERS’ COMMITMENTS

Lenders	Term Loan Commitment
Essex Equity High Income Joint Investment Vehicle, LLC	$10,000,000

TOTAL	$10,000,000